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                             [OUTDOOR SYSTEMS ADVERTISING LOGO]


        PHOENIX (June 17, 1997) - Outdoor Systems, Inc. (OSIA) announced today the private placement of $500 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2007 to certain qualified institutional buyers. The Notes, which are unsecured obligations of the Company guaranteed by its domestic subsidiaries, were priced at 99.184%. The closing of the offering will occur on June 23, 1997.

        The net proceeds from the sale of the Notes will be used to pay a portion of the purchase price for the previously announced acquisition of 3M's outdoor advertising operations.

        The Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and any applicable state securities laws or exemptions from such registration requirements.

        Outdoor Systems, Inc., which was founded in 1980, is the largest out-of-home media company in the United States and Canada, operating poster, bulletin, transit shelters and subway displays, Outdoor Systems' Common Stock is traded on the NASDAQ National Market under the symbol: OSIA.